Exhibit 99.1

        FBL Financial Group Reports First Quarter 2006 Results

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--May 4, 2006--FBL Financial Group, Inc. (NYSE:FFG):



Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                                  Three Months Ended
                                                       March 31,
                                                    2006       2005
                                                 ---------------------
Net income applicable to common stock              $27,696    $17,167
Operating income applicable to common stock         17,548     16,807
Earnings per common share (assuming dilution):

   Net income                                         0.93       0.59
   Operating income                                   0.59       0.57
----------------------------------------------------------------------


    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share totaled $0.93 ($27,696,000) for the quarter ended March 31, 2006, compared to $0.59 ($17,167,000) in the year ago quarter.
    Operating Income(1). Operating income increased to $17,548,000 for the quarter ended March 31, 2006, from $16,807,000 in the first quarter of 2005. Diluted operating income per common share increased to $0.59 in the first quarter of 2006 from $0.57 in the first quarter of 2005. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.
    Commenting on FBL's first quarter results, Chief Executive Officer Bill Oddy stated, "Despite increased death benefits, we were able to increase operating earnings and report strong net income during the first quarter. Sales in our EquiTrust Life independent channel continued to grow with $277 million of premiums collected in the quarter, up 50 percent from the first quarter of 2005 and 15 percent from the fourth quarter of 2005. As premium and assets increase, the independent channel is also growing earnings, as it contributed $0.03 per share to operating income for the quarter. FBL Financial Group is off to a great start in 2006 and continues to be well positioned with our solid base in the Farm Bureau Life niche marketplace and our growing EquiTrust Life business."
    Commenting on FBL's earnings outlook, Oddy added, "As a result of significant realized gains on investments during the first quarter, we are increasing our full year 2006 net income guidance to $2.75 to $2.85 per common share. We maintain our full year 2006 operating income guidance at $2.40 to $2.50 per common share." This earnings outlook is subject to volatility resulting from a number of factors, including mortality experience and investment results.
    Product Revenues Up. Premiums and product charges for the first quarter of 2006 increased five percent to $59,772,000 from $57,121,000 in the first quarter of 2005. Interest sensitive and index product charges increased seven percent due primarily to an increase in the volume and aging of business in force, while traditional life insurance premiums increased three percent.
    Premiums collected(2) in the first quarter of 2006 increased 27 percent to $409,708,000 from $322,634,000 in the first quarter of 2005. This increase reflects growth in FBL's EquiTrust Life independent channel, which had $277,203,000 of premiums collected in the first quarter of 2006. Premiums collected from FBL's exclusive Farm Bureau Life distribution channel totaled $120,239,000 in the first quarter of 2006, reflecting a 13 percent increase in variable sales, a two percent increase in traditional and universal life insurance sales and a 13 percent decline in traditional annuity sales.
    Investment Income. Net investment income in the first quarter of 2006 increased seven percent to $122,380,000 from $114,106,000 in the first quarter of 2005. This increase is due to an increase in average invested assets resulting primarily from inflows from Farm Bureau Life and EquiTrust Life. The annualized yield earned on average invested assets, with securities at cost, was 6.10 percent for the three months ended March 31, 2006, compared to 6.40 percent for the first quarter of 2005.
    Derivative Income. FBL's derivative income totaled $16,832,000 in the first quarter of 2006, compared to a derivative loss of $12,400,000 in the first quarter of 2005. The increase in derivative income is primarily attributable to the impact of growth in the volume of index annuities in force and appreciation in the market indices on which these options are based. Gains from these options are passed on to the contract holders in the form of index credits.
    Realized/Unrealized Gains on Investments. In the first quarter of 2006, FBL recognized net realized/unrealized gains on investments of $11,604,000, compared to realized/unrealized gains on investments of $412,000 in the first quarter of 2005. This increase is primarily attributable to a gain on the sale of shares of American Equity Investment Life Holding Company common stock, which totaled $13,492,000 pre-tax, which is $0.29 per share on an after-tax basis. First quarter 2006 realized/unrealized gains include realized gains from sales of investments of $13,989,000, realized losses from sales of securities of $3,000, realized losses from impairments of $2,340,000 and unrealized losses on trading securities of $42,000.
    Benefits and Expenses. Benefits and expenses totaled $174,077,000 in the first quarter of 2006, compared to $137,272,000 in the first quarter of 2005. This increase is primarily attributable to an increase in index product benefits resulting from a higher level of appreciation of the underlying equity market indices. Additionally, death benefits increased to $24,106,000 in 2006 compared to $21,089,000 in the first quarter of 2005.
    Operating Results by Segment. Consistent with prior quarters, the majority of FBL's operating earnings for the first quarter of 2006 are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's website, www.fblfinancial.com.
    Assets Total $10.3 Billion. Total assets increased $195 million to $10.3 billion at March 31, 2006, from $10.2 billion at December 31, 2005. At March 31, 2006, 95 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Book value per common share totaled $26.47 at March 31, 2006, compared to $28.88 at December 31, 2005. Book value per share excluding accumulated other comprehensive income (loss)(3) increased three percent to $26.78 at March 31, 2006, from $26.05 at December 31, 2005.
    Conference Call. FBL management will hold a conference call with investors to discuss first quarter 2006 results. The call will be held tomorrow, May 5, 2006, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL's reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a change in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) growth through its traditional Farm Bureau Life distribution channel,
(2) growth in EquiTrust Life through independent and other distribution channels and (3) acquisitions or consolidations.



                       FBL FINANCIAL GROUP, INC.
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
             (Dollars in thousands, except per share data)

                                                Three months ended
                                                     March 31,
                                                 2006         2005
                                             ------------ ------------
REVENUES
 Interest sensitive and index product
  charges                                        $25,314      $23,768
 Traditional life insurance premiums              34,388       33,333
 Accident and health premiums                         70           20
 Net investment income                           122,380      114,106
 Derivative income (loss)                         16,832      (12,400)
 Realized/unrealized gains on investments         11,604          412
 Other income                                      5,479        4,969
                                             ------------ ------------
   Total revenues                                216,067      164,208
BENEFITS AND EXPENSES
 Interest sensitive and index product
  benefits                                        86,702       55,558
 Traditional life insurance and accident and
  health benefits                                 22,661       20,771
 Increase in traditional life and accident
  and health future policy benefits                8,753        8,250
 Distributions to participating
  policyholders                                    5,697        6,164
 Underwriting, acquisition and insurance
  expenses                                        41,806       38,468
 Interest expense                                  2,961        3,295
 Other expenses                                    5,497        4,766
                                             ------------ ------------
   Total benefits and expenses                   174,077      137,272
                                             ------------ ------------
                                                  41,990       26,936
Income taxes                                     (14,381)      (9,374)
Minority interest in earnings of
 subsidiaries                                        (55)         (98)
Equity income (loss), net of related income
 taxes                                               180         (259)
                                             ------------ ------------
Net income                                        27,734       17,205
Dividends on Series B preferred stock                (38)         (38)
                                             ------------ ------------
Net income applicable to common stock            $27,696      $17,167
                                             ============ ============

Earnings per common share - assuming
 dilution                                          $0.93        $0.59
                                             ============ ============

Weighted average common shares                29,228,454   28,759,200
Effect of dilutive securities                    537,020      514,208
                                             ------------ ------------
Weighted average common shares - diluted      29,765,474   29,273,408
                                             ============ ============

(1) Reconciliation of Net Income to Operating Income (Unaudited)

    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):


                                                Three months ended
                                                     March 31,
                                                 2006         2005
                                             ------------ ------------

Net income applicable to common stock            $27,696      $17,167
Adjustments:
   Net realized/unrealized gains on
    investments (a)                               (7,693)        (527)
   Net change in unrealized gains/losses on
    derivatives (a)                               (2,455)         167
                                             ------------ ------------
Operating income applicable to common stock      $17,548      $16,807
                                             ============ ============

Operating income per common share - assuming
 dilution                                          $0.59        $0.57
                                             ============ ============

    (a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to gains and losses on investments and derivatives.

    (2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

              (3) Reconciliation of Book Value Per Share
     Excluding Accumulated Other Comprehensive Income (Unaudited)


                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
Book value per share                              $26.47       $28.88
Accumulated other comprehensive income
 (loss)                                            (0.31)        2.83
                                             ------------ ------------
Book value per share, excluding accumulated
 other comprehensive income (loss)                $26.78       $26.05
                                             ============ ============

Book value per share excluding accumulated other comprehensive income
(loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled a loss of $9,252,000 at March 31, 2006 and income of $82,301,000 at December 31, 2005. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.


                       FBL FINANCIAL GROUP, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
             (Dollars in thousands, except per share data)

                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
Assets
Investments                                   $8,343,669   $8,299,208
Cash and cash equivalents                         12,880        5,120
Deferred policy acquisition costs                762,197      695,067
Deferred sales inducements                       163,564      146,978
Other assets                                     384,065      367,665
Assets held in separate accounts                 682,700      639,895
                                             ------------ ------------
Total assets                                 $10,349,075  $10,153,933
                                             ============ ============

Liabilities and stockholders' equity
Policy liabilities and accruals               $7,924,886   $7,634,922
Other policyholders' funds                       559,332      560,863
Debt                                             218,432      218,446
Other liabilities                                179,462      255,412
Liabilities related to separate accounts         682,700      639,895
                                             ------------ ------------
Total liabilities                              9,564,812    9,309,538

Minority interest in subsidiaries                    191          164

Stockholders' equity                             784,072      844,231
                                             ------------ ------------
Total liabilities and stockholders' equity   $10,349,075  $10,153,933
                                             ============ ============

Common Shares Outstanding                     29,511,796   29,133,331
                                             ============ ============


    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Investor Relations:
             Kathleen Till Stange, 515-226-6780
             Kathleen.TillStange@FBLFinancial.com